FOR IMMEDIATE RELEASE

Scantek Medical Files for Chapter 11 Voluntary Bankruptcy and
Receives Orders for the Sale of BreastCare™

Cedar Knolls, NJ—December 30, 2008—Scantek Medical, Inc. (SKML.PK, “Scantek”) announced today that on December 24, 2008 it filed a voluntary petition in the United States Bankruptcy Court pursuant to Chapter 11 of Title 11 of the United States Code.

Scantek also announced today that it has shipped 35,000 units of its BreastCare™/BreastAlert™ Differential Temperature Sensor product (“BreastCare”) to a medical equipment supplier for hospitals and doctors in Brazil (the “Purchaser”).  The Purchaser paid Scantek an aggregate of $100,000 to date, and will pay the balance of the purchase price 180 days after its receipt of the units.  The Purchaser’s obligation to pay the balance of the purchase price is secured by a standby letter of credit.

BreastCare is a safe, non-invasive, low-cost, single-use medical device which detects tissue heat differentials between the breasts.  The pads are placed inside of a woman’s bra for 15 minutes, after which the device registers a digital reading of the heat conducted from within the breast tissue. BreastCare has received marketing clearance from the United States Food and Drug Administration to be used by physicians as an adjunct to clinical breast examination, mammography and other established modalities for the detection of breast disease. In clinical studies in the United States (Memorial Sloan Kettering Cancer Center - NY, M. D. Anderson Cancer Center - Houston, Guttman Institute - NY, Georgetown University, and Brotman – UCLA), in Brazil, and at the European Institute of Oncology in Milan, Italy, BreastCare has been clinically proven capable of recognizing metabolic activity (angiogenesis) by recording the heat differentiation of corresponding areas of the breast, and has identified tumors as small as 5 mm in diameter.

Scantek believes that no other product on the market is able to accurately detect significant temperature differentials, which are an indication of the possibility of breast cancer, while still being inexpensive and easy to use.  Those attributes make BreastCare ideal for public health systems in developing countries, where a substantial percentage of the adult female population does not have easy access to mammograms.  BreastCare creates a medically and economically viable way to screen large numbers of women in poor or rural areas for breast cancer.

About Scantek Medical

Scantek Medical, Inc. developed, produces, and distributes the BreastCare™/ BreastAlert™ Differential Temperature Sensor product.  Scantek is also developing medical devices which use this temperature differential technology to screen for other medical conditions, including prostate problems and susceptibility to stroke.  Scantek has subsidiaries in Brazil and Hungary.

Statements in this press release which are not historical, including management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the risk factors and other information set forth in Scantek’s filings with the Securities and Exchange Commission. Actual results could differ materially from any forward-looking statements and may vary from management's expectations and cannot be guaranteed.

For more information, please contact:
Zsigmond L. Sagi, CEO
Phone: (973) 527-7100
E-Mail : skml@garden.net